Exhibit 10.1

Execution Copy

ARRAY BIOPHARMA INC.

FIRST AMENDMENT TO SUBORDINATED CONVERTIBLE PROMISSORY NOTES

This First Amendment to Subordinated Convertible Promissory Notes (this “Amendment”) is entered into as of August 7, 2017 by and among Array BioPharma Inc., a Delaware corporation (the “Company”), Redmile Biopharma Investments I, L.P. (“Biopharma I”) and Redmile Capital Offshore Fund II, Ltd. (“Offshore II”, together with Biopharma I, the “Noteholders”).

WHEREAS, the Company and the Noteholders entered into a Note Purchase Agreement dated as of September 2, 2016 (the “Purchase Agreement”) pursuant to which the Company issued to the Noteholders certain Subordinated Convertible Promissory Notes having an aggregate principal amount of $10,000,000.00 (the “Notes”).

WHEREAS, the Company and the Noteholders desire to amend the Notes to (i) increase the Exit Fee (as defined in the Notes) to 50% of the original principal amount of the Notes and (ii) extend the maturity dates thereof to August 6, 2018.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.       Amendment of Section 1(i) of each of the Notes. Section 1(i) of each of the Notes is hereby amended and restated, in its entirety, to read as follows:

“(i)    “Exit Fee” means an amount equal to 50% of the original principal amount of this Note.”

2.       Amendment of Section 1(k) of each of the Notes. Section 1(k) of each of the Notes is hereby amended and restated, in its entirety, to read as follows:

“(k)   “Maturity Date” means August 6, 2018”.

3.       Applicability to Related Agreements. For the avoidance of doubt, the defined term “Notes” in (i) the Purchase Agreement and (ii) the Letter Agreement, dated September 2, 2016, between the Company and the Noteholders shall in each case refer to the Notes as amended hereby and as may be further amended from time to time pursuant to their terms.

4.       Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the governing laws set forth in Section 7.11 of the Purchase Agreement.

5.       Severability. If any provision of this Amendment is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Amendment so long as this Amendment as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

6.       Tax Matters. The parties hereto agree that this Amendment constitutes a significant modification to the notes within the meaning of Treas. Reg. Section 1.1001-3(e).  The parties hereto agree that the Notes, as amended hereby, are intended to be treated as short-term obligations under Treas. Reg. Section 1.1275-4(a)(2)(vi) and Section 1272(a)(2) of the Internal Revenue Code of 1986, as amended, and no party hereto will take any tax reporting position inconsistent with the foregoing unless otherwise required by a taxing authority.

7.       Modification. This Amendment may not be altered, amended or modified in any way except pursuant to an amendment pursuant to Section 6(b) of the Notes. No waiver of any default with respect to any provision, condition or requirement of this Amendment shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

8.       Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.

9.       No Other Amendments. Except as provided for herein, all other terms and conditions of the Notes shall remain unchanged and the Notes, as amended hereby, shall remain in full force and effect in accordance with their terms and are ratified and confirmed hereby in all respects.

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IN WITNESS WHEREOF, this First Amendment of Notes is executed effective as of the date first written above.

ARRAY BIOPHARMA INC.

By:	/s/ John Moore
Name:	John Moore
Title:	General Counsel

REDMILE CAPITAL OFFSHORE FUND II, LTD.

By:	/s/ Jeremy Green
Name:	Jeremy Green
Title:	Managing Member of the Investment Manager

Redmile BIOPHARMA Investments I, L.P.

By:	/s/ Jeremy Green
Name:	Jeremy Green
Title:	Managing Member of the Management Company and General Partner